Exhibit 99.1

Investor Relations: Media Relations:	Patricia Figueroa Ann Imes
(617) 747-3300 ir@amg.com
pr@amg.com

AMG Appoints Loren M. Starr to its Board of Directors

WEST PALM BEACH, FL, September 25, 2023 – AMG, a leading partner to independent investment management firms globally, today announced the appointment of Loren M. Starr to its Board of Directors, effective immediately.

Mr. Starr retired from Invesco Ltd. in March 2021, having served as Chief Financial Officer of the company for 15 years, from 2005 to 2020, after which he held an executive advisory role as Invesco’s Vice Chair until his retirement. Prior to joining Invesco in 2005, Mr. Starr served as the Chief Financial Officer of Janus Capital Group Inc. from 2001 to 2005, and held senior corporate finance roles with Putnam Investments, Lehman Brothers Inc., and Morgan Stanley & Co. LLC. Currently, he is an independent consultant, and is a member of the TIAA-CREF Fund Complex Boards of Trustees. Mr. Starr holds a B.A. and B.S. from Columbia University, an MBA from Columbia Business School, and an M.S. from Carnegie Mellon University.

“We are very pleased to welcome Loren to AMG’s Board,” said Jay C. Horgen, President and Chief Executive Officer of AMG. “With more than two decades of experience in strategy, M&A, and capital management, Loren has extensive industry expertise as a highly accomplished executive in asset management, and will bring invaluable perspective to our Board.”

Dwight D. Churchill, Chair of AMG’s Board of Directors, added, “As we continue to enhance the collective capabilities of our Director group, Loren’s unique experience as the chief financial officer of two of the largest publicly traded firms in our industry will be additive to the Board’s aggregate skillset. We are confident that he will make significant contributions to our Board, and we look forward to working with him.”

About AMG

AMG (NYSE: AMG) is a leading partner to independent investment management firms globally. AMG’s strategy is to generate long-term value by investing in a diverse array of high-quality independent partner-owned firms, through a proven partnership approach, and allocating resources across AMG’s unique opportunity set to the areas of highest growth and return. AMG’s innovative partnership approach enables each Affiliate’s management team to own significant equity in their firm while maintaining operational and investment autonomy. In addition, AMG offers its Affiliates growth capital, distribution, and other strategic value-added capabilities, which enhance the long-term growth of these independent businesses, and enable them to align equity incentives across generations of principals to build enduring franchises. As of June 30, 2023, AMG’s aggregate assets under management were approximately $674 billion across a broad range of differentiated investment strategies. For more information, please visit the Company’s website at www.amg.com.

Certain matters discussed in this press release issued by Affiliated Managers Group, Inc. (“AMG” or the “Company”) may constitute forward-looking statements within the meaning of the federal securities laws, and could be impacted by a number of factors, including those described under the section entitled “Risk Factors” in AMG’s most recent Annual Report on Form 10-K, as such factors may be updated from time to time in the Company’s periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. AMG undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by applicable law. From time to time, AMG may use its website as a distribution channel of material Company information. AMG routinely posts financial and other important information regarding the Company in the Investor Relations section of its website at www.amg.com and encourages investors to consult that section regularly.